Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

CI&T Inc

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, reserved for issuance pursuant to the CI&T Inc 2022 U.S. Equity Incentive Plan	Other (2)	596,157.00	US$9.03	US$5,383,297.71	.0000927	US$499.03
Equity	Class A common shares, reserved for issuance pursuant to the CI&T Inc. 2nd Stock Option Plan	Other (2)	668,471.00	US$9.03	US$6,036,293.13	.0000927	US$559.56
Total Offering Amounts					US$11,419,590.84		US$1,058.59
Total Fee Offsets							N/A
Net Fee Due							US$1,058.59

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Class A common shares of CI&T Inc (the “Registrant”) as may become available for issuance pursuant to the CI&T Inc 2022 U.S. Equity Incentive Plan and the CI&T Inc. 2nd Stock Option Plan (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class A common shares.

(2) The Proposed Maximum Offering Price Per Unit of Class A common shares has been estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the exercise price of stock options awards outstanding under the Plans as of the date of this Registration Statement converted from Brazilian reals to U.S. dollars using an exchange rate of R$0.191 to US$1.00, the commercial selling rate for U.S. dollars as of September 16, 2022, as reported by the Brazilian Central Bank.